UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

Claire’s Stores, Inc.

(Exact name of registrant as specified in its charter)

Florida	1-8899, 333-148108, 333-175171	59-0940416
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois	60192
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 765-1100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 6, 2012, the Company issued a press release announcing the pricing of $625 million aggregate principal amount of 9.00% senior secured first lien notes due 2019 in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes were priced at 102.5% of the principal amount thereof, resulting in gross proceeds (excluding accrued and unpaid interest) of $640,625,000. The notes will be of the same series as the Company’s outstanding $500 million aggregate principal amount of 9.00% Senior Secured First Lien Notes due 2019. The terms of the notes, other than their issue date and issue price, will be identical to the previously issued notes.

The Company intends to use the net proceeds of the issuance of the notes, together with cash on hand, to repay in full the term loan indebtedness under its senior secured credit facility.

In addition, the Company intends to replace its existing senior secured revolving credit facility with an amended and restated 5-year $115.0 million senior secured revolving credit facility. The notes offering is conditioned upon the Company entering into the new senior secured revolving credit facility.

A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Claire’s Stores, Inc. Press Release dated September 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire’s Stores, Inc.

Date: September 7, 2012	By:	/s/ J. Per Brodin
Name: J. Per Brodin
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Claire’s Stores, Inc. Press Release dated September 6, 2012

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